Exhibit 10.1

CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL

TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH APPEARS ON 5 PAGES OF THIS EXHIBIT AND HAS BEEN IDENTIFIED WITH THE SYMBOL "***," HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

May 16, 2008 For the attention of: Mr. Brent Cook, CEO Mr. Marty Petersen, CFO Raser Technologies, Inc. 5152 North Edgewood Drive Provo, Utah 84604

Re: Commitment to Finance Raser’s 10 MW Thermo No. 1 BE-01, LLC Project

Dear Messrs Cook and Petersen:

Pursuant to the commitment letter between Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raser Technologies, Inc. (“Raser”) and Truckee Geothermal No. 1 SV-01, LLC, dated January 16, 2008 (the “Initial Commitment Letter”), effective as of the date noted above (the “Effective Date”), this letter (together with the Annexes hereto, the “Commitment Letter”) constitutes a “Financing Commitment” (as defined in the Initial Commitment Letter) (referred to herein as the “Project Commitment”) by Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more affiliates of Merrill Lynch & Co., Inc. (collectively, “Merrill Lynch”) to Raser and Thermo No. 1 BE-01, LLC (“Project Company”), subject to the satisfaction of the conditions precedent set forth in Paragraph 3 hereof, to provide, or arrange the provision of (a) up to approximately $45 million senior secured financing (the “Senior Secured Financing”) and (b) up to approximately $26 million for the tax equity transaction to be effected by the acquisition of Class A Units in the Project Company, for the construction, by and through Project Company, of a 10 MW aggregate net nameplate capacity geothermal energy project in Beaver County, Utah (the “Project”, and the Senior Secured Financing, the “Project Transaction”). The Project is an “RF Project”, as such term is defined in the Initial Commitment Letter. In the event of any conflicts between this Commitment Letter and the Initial Commitment Letter, this Commitment Letter shall govern. An index of defined terms is attached hereto as Annex 1. The terms of the Project Transaction are set forth in this Commitment Letter and in the Transaction Overview attached hereto as Annex 2 (the “Transaction Overview”). Raser agrees to, and to cause its affiliates to, assist and cooperate with Merrill Lynch, as and when reasonably requested by Merrill Lynch after closing of the Project Transaction, to obtain a Standard & Poors and/or Moody’s rating of the Senior Secured Financing, should Merrill Lynch decide to apply for such a rating.

1. Reserved

2. Exclusivity and Clear Market

Subject to Merrill Lynch’s compliance with the terms and conditions herein and the Initial Commitment Letter, Raser agrees that until the termination of this Commitment Letter, it will not and will not permit its affiliates to:

(a) appoint any person other than Merrill Lynch as an arranger, underwriter, book runner, documentation agent, facility agent or lender in connection with the Project other than as agreed to in advance and in writing by Raser and Merrill Lynch;

(b) award any other titles in connection with the Project other than as agreed to in advance and in writing by Raser and Merrill Lynch;

(c) pay any fee or other compensation to any person for providing Project Financing for, or arranging the provision of Project Financing for, the Project, other than as agreed to in advance and in writing by Raser and Merrill Lynch; and

(d) until this Project Commitment terminates in accordance with Paragraph 11 (Termination), and except as otherwise contemplated herein and in the Initial Commitment, and except as otherwise agreed to in advance in writing by Raser and Merrill Lynch, enter into discussions to raise or attempt to raise any other financing in the international or any relevant domestic syndicated loan, debt, bank, capital or equity markets to fund the construction or development of the Project.

3. Conditions to Project Commitment

The Project Commitment is subject to the satisfaction of each of following conditions precedent:

(a) Compliance by Raser and Project Company with all of the terms of this Commitment Letter and all definitive documentation for the Project Transaction (including credit agreements, security documents, guarantees and limited liability company operating agreements, all such definitive documentation being referred to collectively as the “Project Transaction Documents”) (including, without limitation, the satisfaction of all the conditions precedent in the Project Transaction Documents);

(b)	The absence of a Material Adverse Change as defined in Paragraph 4 hereof;

(c)	Each of the representations and warranties made by Raser, Project Company and their respective affiliates in connection with the transactions contemplated in the Project Transaction Documents being correct and complete in all material respects;

(d) The preparation, execution and delivery of the Project Transaction Documents, all in form and substance satisfactory to Merrill Lynch in its sole discretion;

(e) The absence of any offering, placement or arrangement for financing in the international or any relevant domestic syndicated loan, debt, bank, capital or equity markets of the construction or development of the Project or by or on behalf of Raser or Project Company that competes with, or otherwise would reasonably be expected to disrupt or interfere with the closing or syndication of any portion of the financing contemplated by the Project Commitment (which, for the avoidance of doubt shall not include any Pre-Construction Financing);

(f) Satisfactory (as determined by Merrill Lynch in its sole discretion) and timely completion by Merrill Lynch of all legal, tax, environmental, accounting and business due diligence relating to Raser, Project Company and the Project in accordance with Annex 2;

(g) The absence of any banking moratorium declared by State of New York or United States authorities;

(h) Merrill Lynch shall have received (i) customary legal opinions from counsel to Raser regarding the Project Transaction (including authorization, enforceability, perfection, permitting and capitalization matters), (ii) a tax opinion from Merrill Lynch’s counsel regarding such aspects of the tax equity structure as requested by Merrill Lynch, and (iii) customary certificates (including officers’ certificates, good standing certificates, lien searches and insurance certificates), resolutions and other customary closing documentation, all of which opinions and other documentation under sub-clauses (i) through (iii) shall be in form and substance satisfactory to Merrill Lynch in its sole discretion; and

(i) Merrill Lynch shall have obtained all necessary final internal approvals (including credit and tax approval).

(j) The class A units in the Tax Equity Transaction shall have been acquired by Merrill Lynch or one or more of its affiliates or another party who is reasonably acceptable to Merrill Lynch, unless waived by Merrill Lynch in its sole discretion

(k) The structure of the Tax Equity Transaction shall be reasonably acceptable to Merrill Lynch.

(l) Raser shall be in compliance with the Initial Commitment Letter.

4. Material Adverse Change

The obligations of Merrill Lynch with respect to the Project Commitment are subject to the absence of any event or circumstance occurring or arising after the Effective Date (or any such event or circumstance occurring or arising at any time as to which any employee or representative of Merrill Lynch who is actively involved in the performance of Merrill Lynch’s services hereunder first becomes aware after the Effective Date) that, in Merrill Lynch’s sole discretion, has adversely affected or would reasonably be expected to adversely affect any of the following (a “Material Adverse Change”):

(a) The business, condition (financial or otherwise), operations, performance, assets, liabilities (contingent or otherwise) or prospects of Raser, Project Company or the Project;

(b) The ability of Raser or Project Company to perform its obligations under this Commitment Letter or any of the Project Transaction Documents;

(c) The construction and completion of the Project as contemplated by this Commitment Letter and the Project Transaction Documents; or

(d) The financial markets, banking markets or capital markets in the United States as determined by Merrill Lynch.

5. Expenses and Fees

Raser and Project Company agree to reimburse Merrill Lynch for the reasonable out-of-pocket expenses incurred by Merrill Lynch upon Merrill Lynch’s request made from time to time (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants engaged with Raser’s consent (not to be unreasonably withheld), appraisal and valuation fees and expenses, travel expenses, duplication fees and expenses, audit fees, search fees, filing and recording fees, the reasonable fees, disbursements and other charges of counsel (including any local or regulatory counsel), any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the negotiation, preparation, execution and delivery, waiver or modification of this Commitment Letter and the Project Transaction Documents, whether or not such fees and expenses are incurred before or after the Effective Date and whether or not any definitive documentation is entered into or the Project Transaction is consummated or any extensions of credit are made under the Project Transaction Documents or this Commitment Letter is terminated or expires.

6. Structuring Fee

Upon the closing of the Project Transaction, Project Company will pay in full to Merrill Lynch from the proceeds thereof the non-refundable structuring fee relating to the Senior Secured Financing of the Project Transaction as and when required by the Fee Letter being entered into concurrently herewith among the parties hereto (the “Fee Letter”).

7. Change of Control

Raser shall give Merrill Lynch written notice of a Change in Control at least twenty (20) Trading Days prior to closing or effectiveness of such Change in Control, which notice shall describe in reasonable detail the terms of the Change in Control and the anticipated members of the Company’s management team after closing or effectiveness of the Change in Control (such notice a “Change in Control Notice”). Each of Merrill Lynch and Raser shall have the right, by providing written notice to the other party (a “Commitment Termination Notice”) within ten (10) Trading Days after receipt by Merrill Lynch of a Change in Control Notice, to terminate this Project Commitment. If either party delivers to the other party a Commitment Termination Notice within such ten (10) Trading Day period, this Commitment Letter shall automatically terminate as of the fifth (5th) Trading Day immediately preceding the Change in Control (the “Change in Control Termination Date”).

8. Information and Investigations

(a) Each of Project Company and Raser hereby represents and covenants that (i) all information and data (excluding financial and operational projections) that have been or will be made available in written or electronic form by it or any of its respective affiliates, representatives or advisors to Merrill Lynch or any prospective or actual financier (whether a note purchaser, lender, potential provider of tax equity financing, or any other similar person; each such financier or purchaser, in such capacity is referred to herein as a “Purchaser” and such Purchasers being collectively referred to herein as “Receiving Purchaser”) for the Project Transaction (the “Information”) is and will be, taken as a whole, complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Information not misleading in light of the circumstances under which such Information is provided, and (ii) all financial or operational projections concerning the Project and the transactions contemplated hereby that (A) have been made or will be prepared by it or any of its respective affiliates, or pursuant to its or any of its respective affiliates’ request and direction and (B) have been or will be made available in written or electronic form to Merrill Lynch or any Receiving Purchaser for the Project Transaction (the “Projections”), have been and will be reasonably prepared and reflect the then best currently available estimates and judgment of it and its respective affiliates. Notwithstanding the foregoing, Raser and Project Company make no, and disclaim any and all, representations or warranties as to any Projections prepared or made by any third party (i.e. a non-affiliate of Raser) advisors or representatives, or by Merrill Lynch or any Receiving Purchaser (or any of their respective affiliates, representatives or advisors), and any professional judgments or conclusions of third party (i.e. a non-affiliate of Raser) advisors or representatives, or of Merrill Lynch or any Receiving Purchaser (or any of their respective affiliates, representatives or advisors), as may be contained in any Information or Projections delivered or made available hereunder; provided, however, that the foregoing limitation and disclaimer shall not apply to Information supplied (or omitted) by Raser or Project Company, as the case may be, upon which such Projections or such professional judgments or conclusions are based.

(b) Raser recognizes and consents to the fact that Merrill Lynch (i) does not assume responsibility for the accuracy or completeness of the Information or such other information and (ii) has no obligation to undertake an independent evaluation, appraisal or physical inspection of any parts of the Information provided by Raser.

(c) Raser and its affiliates hereby acknowledge that (i) Merrill Lynch may make Information and Projections available to a potential or actual Purchaser through posting on IntraLinks or other similar electronic data site and (ii) certain of the proposed Purchasers may be “public-side” Purchasers (i.e., Purchasers that do not wish to receive material non-public information with respect to Raser, Project Company or their respective affiliates) (each, a “Public Purchaser”). Raser and its affiliates hereby agree that (A) they will use commercially reasonable efforts to identify that portion of the Information and Projections that may be distributed to the Public Purchasers and include a reasonably detailed term sheet in such Information and Projections and that all of the foregoing that is to be made available to Public Purchasers shall be clearly and conspicuously marked “PUBLIC”; (B) by marking materials “PUBLIC,” they shall be deemed to have authorized Merrill Lynch and the proposed Purchasers to treat such materials as not containing any material non-public information with respect to Raser, Project Company and their respective affiliates for purposes of United States federal and state securities laws, it being understood that certain of such materials may be subject to the confidentiality requirements of the definitive credit documentation; (C) all materials marked “PUBLIC” are permitted to be made available in such electronic data site designated for “Public Purchasers;” and (D) Merrill Lynch shall be required to treat any materials that are not marked

“PUBLIC” as being suitable only for posting to such data sites not designated for “Public Purchasers.” Upon reasonable advance request, Merrill Lynch agrees to provide Raser with reasonable access to such electronic postings.

(d) Raser and the Project Company covenant to cooperate in good faith with any consultants retained by ML in connection with the Tax Equity Transaction or the Project Transaction.

9. Indemnity

(a) Project Company and Raser agree to indemnify and hold harmless Merrill Lynch, each other Receiving Purchaser and their respective affiliates, and each such person’s respective officers, directors, employees, agents and controlling persons (Merrill Lynch and each such other person being an “Indemnified Party”) from and against any and all direct losses, claims, damages, costs, expenses and liabilities, joint or several, arising or resulting from any pending or threatened claim, action, proceeding or investigation brought by any person, including any shareholder derivative action brought on behalf of Raser or its affiliates (but excluding any claim, action, proceeding or investigation brought directly by Raser or any of its affiliates) or governmental body against the Indemnified Party related to or arising out of or in connection with this Project Commitment, the Senior Secured Financing, the loans thereunder and the use of proceeds therefrom, the Project Transaction, the performance by any Indemnified Party of the services contemplated hereby or such Indemnified Party’s obligations in accordance with the terms hereof, and Raser will reimburse each Indemnified Party for any and all expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any such claim, action, proceeding or investigation, whether or not the Project Transaction is consummated, or the Project Commitment is terminated; provided, however, that Raser shall not indemnify or hold harmless the Indemnified Parties with respect to loss of, or allocation of, any tax attributes related to the Tax Equity Transaction, including without limitation depreciation, amortization and production tax credits. Notwithstanding the foregoing, Raser’s and Project Company’s obligations under this Paragraph 9 shall not apply to losses, claims, damages, costs, expenses and liabilities to the extent determined by a final judgment of a court of competent jurisdiction to relate to or arise out of or in connection with the Indemnified Party’s bad faith, gross negligence or willful misconduct. To the extent that Raser and/or Project Company make any payments hereunder to any Indemnified Party in respect of losses, claims, damages, costs, expenses and liabilities that are subsequently determined by a final judgment of a court of competent jurisdiction to relate to or arise out of or in connection with the Indemnified Party’s bad faith, gross negligence or willful misconduct, Merrill Lynch will promptly pay over and return such amounts to Raser and/or Project Company, as the case may be. Raser, Project Company and Merrill Lynch also agree that no party hereto, whether under this Paragraph 9 or otherwise, will have any liability to any other party hereto or to an Indemnified Party for, and no party hereto or Indemnified Party will or will be entitled to assert any claim against another party hereto for, special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection in any way with this Project Commitment, the Senior Secured Financing, the loans thereunder or the use of proceeds therefrom, the Project Transaction or any related transaction or the performance by any party of its obligations hereunder. Notwithstanding any other provision of this Project Commitment, no party hereto (in such capacity, the “First Party”) shall be liable to any other party hereto for any damages arising from the use by third parties of information or other materials of such other party obtained through electronic data site postings, except to the extent such information or other materials were obtained as a result of the First Party’s bad faith, gross negligence or willful misconduct.

(b) With respect to any indemnification involving the Project Transaction, if the indemnification of an Indemnified Party hereunder is for any reason unavailable to hold harmless an Indemnified Party in accordance with the terms of Paragraph 9(a), then Raser and Project Company agree to contribute, on a joint and several basis, to the aggregate amount of any such losses, claims, damages, costs, expenses and liabilities subject to indemnification under Paragraph 9(a), as incurred, in such proportion as is appropriate to reflect the relative benefits to Raser and/or Project Company, on the one hand, and Merrill Lynch and any other Indemnified Parties, on the other hand, from the Project Transaction (whether or not the Project Transaction is consummated), and also the relative fault of Raser and Project Company, on the one hand, and Merrill Lynch and any other Indemnified Parties, on the other hand, in connection with such losses, claims, damages, costs, expenses and liabilities, as well as any other relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.

(c) Raser and Project Company agree that, without Merrill Lynch’s prior written consent, none of Raser, Project Company or any of their respective affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, proceeding or investigation that is subject to indemnification pursuant to Paragraph 9(a)

(“Proceeding”), unless such settlement, compromise or consent (i) includes a full and unconditional written release in form and substance satisfactory to the applicable Indemnified Parties of each such Indemnified Party from all liability arising out of such claim, action, proceeding or investigation together with any other claim, action, proceeding or investigation involving the same parties to the Proceeding that arise out of the same facts and circumstances underlying the Proceeding being settled and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any such Indemnified Party.

(d) The indemnity provided for herein shall remain in full force and effect notwithstanding expiration or termination of the Project Commitment ; provided that the indemnity provided for herein shall terminate upon the execution of the documents evidencing the Project Transaction and shall be superseded in its entirety by any indemnity provisions provided for therein.

10. Confidentiality; Publicity

This Commitment Letter and its contents and the activities of the parties hereto and their respective affiliates pursuant this Commitment Letter are confidential and shall not be disclosed by or on behalf of any such party or any of their respective affiliates to any person without the other party’s prior written consent, except that any party hereto may disclose this Commitment Letter (a) to its respective affiliates, officers, directors, employees and advisors, and then only in connection with the Project Transaction on a confidential need-to-know basis, (b) to any Purchaser, provided that such Purchaser shall execute a confidentiality agreement requiring such

Purchaser to maintain the confidentiality of the information to the same extent as required hereunder and (c) as required by applicable law, regulatory or self-regulatory authority, including without limitation, the rules of any stock exchange on which such party’s securities are listed or compulsory legal process (based on the advice of legal counsel), or requested by governmental authorities; provided, however, that in the event of any compulsory legal process the party seeking to disclose such information shall give the other parties hereto prompt notice thereof and cooperate with such other parties in securing a protective order in the event of compulsory disclosure and that any disclosure made pursuant to public filings (whether pursuant to the rules of any stock exchange or otherwise) shall be subject to such other parties’ prior review. Without limiting the generality of the foregoing, each party hereto agrees to permit the other party to review and approve any reference to such other party or any of its affiliates in connection with the Project Transaction contained in any press release or similar public disclosure prior to public release. Notwithstanding anything in this Agreement to the contrary, Raser and Project Company agree that Merrill Lynch may use and may share information concerning Raser, Project Company and their respective subsidiaries and affiliates among Merrill Lynch solely in connection with the evaluation and consummation of the Project Transaction and the performance of Merrill Lynch’s services and obligations hereunder. Raser and Project Company also acknowledge that Merrill Lynch may be providing debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with the interests of Raser, Project Company or their respective affiliates. Merrill Lynch agrees that it will not furnish confidential information obtained from Raser or Project Company to any of Merrill Lynch’s other customers or any other party and that Merrill Lynch will treat confidential information relating to Raser, Project Company and their respective affiliates with the same degree of care as Merrill Lynch treats its own confidential information. Merrill Lynch will not make available to Raser, Project Company or their respective affiliates confidential information that Merrill Lynch has obtained or may obtain from any other customer. Notwithstanding the foregoing or anything in this Commitment Letter to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3), each party hereto (and any employee, representative or other agent of such party) may disclose to any and all persons or entities, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Project Transaction or related transaction contemplated herein, it being understood and agreed, for this purpose, (1) the name of, or any other identifying information regarding (a) Project Company or any existing or future investor (or any affiliate thereof) in Project Company, or (b) any investment or transaction entered into by Project Company; (2) any performance information relating to Project Company or its respective investments; and (3) any performance or other information relating to investments sponsored by Project Company, does not constitute such tax treatment or tax structure information.

11. Termination of the Project Commitment and this Commitment Letter

(a) Termination of the Project Commitment. This Project Commitment shall expire on the earliest to occur of (i) the effectiveness of the Project Transaction Documents and (ii) September 1, 2008, unless extended by mutual agreement of the parties; provided, however, the provisions of Paragraphs 2 and 5 through 18 will survive any expiration or termination of the Project Commitment.

(b) Termination of this Commitment Letter. Either Merrill Lynch or Raser may terminate this Commitment Letter in any of the following circumstances: (i) effective upon delivery of written notice of termination, if the other of them experiences a Bankruptcy Event; (ii) as provided in Paragraph 7; provided, however, all of Paragraphs 5, 6, and 8 through 18 will survive any termination of this Commitment Letter. For purposes hereof, a “Bankruptcy Event” means, with respect to a person (in such capacity, the “Subject”): (A) the filing of a petition by or against the Subject as “debtor” under Title 11 of the United States Code (the “Bankruptcy Code”) seeking the adjudication of the Subject as bankrupt or the appointment of a trustee, receiver, or custodian of the Subject’s assets and in case of a petition filed against the Subject, such filing not having been withdrawn or dismissed within thirty (30) days after the date of such filing; (B) the making by the Subject of a general assignment for the benefit of creditors; (C) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian to take possession of or control over the assets of the Subject unless such proceedings and the person appointed are dismissed within thirty (30) days after the date upon which the court issued its order, judgment, or decree; or (D) the determination by the Bankruptcy Court or the written admission of the Subject that the Subject is generally unable to pay its debts as they become due within the meaning of Section 303(h)(l) of the Bankruptcy Code.

12. Assignment; No Third-Party Beneficiaries; No Fiduciary; Etc.

(a) This Commitment Letter and the Project Commitment shall not be assignable by any party hereto (other than by Merrill Lynch to its affiliates) without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Paragraph 12 shall prohibit Merrill Lynch (in its sole discretion) from (i) performing any of its duties provided for hereunder through any of its affiliates, and Raser and Project Company will owe any related duties provided for hereunder to any such affiliate, and (ii) selling (in consultation with Raser and Project Company) assignments of all or a portion of the Project Commitment pursuant to arrangements satisfactory to Merrill Lynch (provided that the terms of such arrangements do not limit any right or create any additional obligation of Project Company or Raser other than as contemplated by this Commitment Letter without their prior written consent in their sole discretion). The limitation on assignment provided for herein shall have no effect as to the Project Transaction entered into by Raser or its affiliates on one hand and Merrill Lynch on the other hand, it being acknowledged and agreed that the definitive documents entered into in connection with the Project Transaction will supercede and replace this Commitment Letter.

(b) This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person, except to the extent expressly set forth herein.

(c) In connection with all aspects of each transaction contemplated by this Commitment Letter, Merrill Lynch, Raser and Project Company each acknowledges and agrees, and acknowledges their respective affiliates’ understanding, that (i) the matters set forth in this Commitment Letter constitute an arm’s-length commercial transaction, between Raser and Project Company, on the one hand, and Merrill Lynch, on the other hand, (ii) in connection with each such transaction and the process leading thereto, Merrill Lynch will act solely as a principal and not as agent (except as otherwise expressly provided herein) or fiduciary of Raser or Project Company or their respective stockholders, affiliates, creditors, employees or any other party, (iii) Merrill Lynch will not assume an advisory or fiduciary responsibility in favor of Raser or Project Company or any of their respective affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Merrill Lynch has advised or is currently advising Raser or Project Company on other matters) and Merrill Lynch will not have any obligation to Raser or Project Company or any of their respective affiliates with respect to the transactions contemplated in this Commitment Letter except the obligations expressly set forth herein, (iv) neither Raser nor Project Company will have any obligation to Merrill Lynch with respect to the transactions contemplated in this Commitment Letter except the obligations expressly set forth herein, (v) Merrill Lynch may be engaged in a broad range of transactions that involve interests that conflict with those of Raser and Project Company and their respective affiliates, (vi) Merrill Lynch has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and Raser and Project Company have consulted and will consult their own legal, accounting, regulatory, and tax advisors, to the extent they deem appropriate, and (vii) neither Raser nor Project Company has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and Merrill Lynch has consulted and will consult its own legal, accounting, regulatory, and tax advisors, to the extent it deems appropriate. Each of the parties hereto (on their own behalf and on behalf of their respective affiliates) hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any other party hereto with respect to any breach or alleged breach of fiduciary duty.

13. Governing Law; Waiver of Jury Trial

(a) This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws provisions thereof other than Sections 5-1401 and 5-1402 of the New York General Obligations law). Any legal action or proceeding with respect to this Commitment Letter, the Project Transaction or the performance by Merrill Lynch of the services contemplated hereby, shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Commitment Letter, the parties accept the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Commitment Letter, the Project Transaction or the performance by Merrill Lynch of the services contemplated hereby, from which no appeal has been taken or is available.

(b) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING RELATING TO THIS COMMITMENT LETTER, THE PROJECT TRANSACTION OR THE PERFORMANCE BY MERRILL LYNCH OF THE SERVICES CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION, CLAIM OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO

ENTER INTO THIS COMMITMENT LETTER, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

14. Amendments; Counterparts; etc.

No amendment or waiver of any provision of this Commitment Letter shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Fee Letter and the Initial Commitment Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier or portable document format shall be effective as delivery of a manually executed counterpart.

15. Patriot Act.

Merrill Lynch hereby notifies Raser and Project Company that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the holders of the notes or other debt instruments issued pursuant to or in connection with this Commitment Letter (each, a “Project Noteholder”) may be required to obtain, verify and record information that identifies Raser and Project Company, which information includes the name, address and tax identification number and other information regarding them that will allow such Project Noteholder to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Project Noteholders.

16. Public Announcements; Notices.

(a) Notwithstanding anything to the contrary in this Commitment Letter or any other document related hereto, Merrill Lynch may, subject to the prior consent of Raser (not to be unreasonably withheld, delayed or conditioned) at Merrill Lynch’s expense, publicly announce as Merrill Lynch may choose the capacities in which Merrill Lynch has acted hereunder.

(b) Any notice given pursuant to this Commitment Letter shall be in writing and delivered by a recognized overnight delivery service (charges prepaid and confirmation of delivery required), or by registered or certified mail with return receipt requested (postage prepaid), if to (i) Raser or Project Company, at the address set forth on page one hereof, with a copy to Raser Technologies, Inc., 5152 North Edgewood Drive, Provo, Utah 84604, Attention: General Counsel; and (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, at the following addresses: World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, Attention: John McGreevey, and 4 World Financial Center, 7th floor, New York, New York 10080, Attention: Ron Torok. All notices shall be deemed delivered: (a) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (b) four (4) Business Days after having been sent by registered or certified mail.

17. Representations and Warranties

(a) By Raser. Raser hereby represents and warrants to Merrill Lynch that as of the Effective Date:

     (i) Each of Raser and Project Company is duly organized and validly existing in good standing under the laws of the State of Delaware.

     (ii) Each of Raser and Project Company has the requisite corporate power and authority to enter into and perform its obligations under each of the following documents to which it is a party (collectively referred to as the “Commitment Documents”): this Commitment Letter and the Fee Letter. The execution and delivery of the Commitment Documents by each of Raser and Project Company and the consummation by Raser of the transactions contemplated hereby and thereby, have been duly authorized by Raser’s Board of Directors and Project Company (as applicable) and no further consent or authorization is required by Raser, its Board of Directors, its stockholders or Project Company in connection with the transactions or matters contemplated by the Commitment Documents. This Commitment Letter and the other Commitment Documents have been duly executed and delivered by Raser and Project Company, and constitute the legal, valid and binding obligations of Raser and Project Company, enforceable against Raser and Project Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

     (iii) The execution, delivery and performance of the Commitment Documents by Raser and Project Company and the consummation by Raser and Project Company of the transactions contemplated hereby and thereby do not and will not (A) result in a violation of the Certificate of Incorporation, Bylaws, Certificate of Formation or other organizational documents of Raser or Project Company (as applicable), (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Raser or Project Company is a party or by or to which any of their assets are bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Raser or Project Company or by which any property or asset of Raser or Project Company is bound or affected, except, in the case of subclause (B), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, assets, liabilities (contingent or otherwise) or prospects of Raser or Project Company.

     (iv) Raser and Project Company have obtained all consents, authorizations or orders of, or made all filings or registrations with, any court, governmental agency or any regulatory or self-regulatory agency or any other person required in order for such party to execute, deliver or perform any of its obligations under or contemplated by the Commitment Documents, in each case in accordance with the terms hereof or thereof.

(b) By Merrill Lynch. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Signatory”) hereby represents and warrants to Raser that as of the Effective Date:

     (i) Merrill Signatory is duly organized and validly existing in good standing under the laws of the State of Delaware.

     (ii) Merrill Signatory has the requisite corporate power and authority to enter into and perform its obligations under the Commitment Documents. The execution and delivery of the Commitment Documents by Merrill Signatory and the consummation by Merrill Signatory of the transactions contemplated hereby and thereby have been duly authorized by Merrill Signatory’s Board of Directors and no further consent or authorization is required by Merrill Signatory, its Board of Directors or its stockholders. This Commitment Letter and the other Commitment Documents have been duly executed and delivered by Merrill Signatory, and constitute the legal, valid and binding obligations of Merrill Signatory, enforceable against Merrill Signatory in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

     (iii) The execution, delivery and performance of the Commitment Documents by Merrill Signatory and the consummation by Merrill Signatory of the transactions contemplated hereby and thereby do not and will not (A) conflict with or result in a violation of the Certificate of Incorporation or Bylaws of Merrill Signatory, (B) conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Merrill Signatory is a party or by which it or any of its material assets is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of applicable securities exchanges) applicable to Merrill Signatory or by which any property or asset of Merrill Signatory is bound or affected, except, in the case of subclause (B), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, assets, liabilities (contingent or otherwise) or prospects of Merrill Signatory.

     (iv) Merrill Signatory has obtained all consents, authorizations or orders of, or made all filings or registrations with, any court, governmental agency or any regulatory or self-regulatory agency or any other person required in order for such party to execute, deliver or perform any of its obligations under or contemplated by the Commitment Documents, in each case in accordance with the terms hereof or thereof.

18. Certain Definitions; Rules of Interpretation; Severability

(a)	Certain Definitions. In this Commitment Letter:

(i) An “affiliate” of any person means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under the common control with, such person and the respective directors, officers, employees and agents of each of them (provided that for purposes of this Commitment Letter, none of Raser nor any of its affiliates (including Project Company) shall be deemed to be affiliates of Merrill Lynch); “controlling person” means any person who controls any other person; “control” (including the term “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person, whether through the ownership of securities, by contract or agency or otherwise.

     (ii) “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

(iii)	“Change in Control” means the occurrence of any of the following events: (a) the consummation of a merger or consolidation of Raser with any other company, other than a merger or consolidation which would result in the voting securities of Raser outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(b)	the consummation of a plan of complete liquidation of Raser;

(c)	the consummation of the sale or disposition by Raser of all or substantially all of Raser’s assets;

     (d) the consummation of any transaction the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by Raser’s then outstanding voting securities.

	(iv)	“Merrill Closing” shall have the meaning given to it in the Initial Commitment
Letter.
	(v)	“person” means any individual, firm, company, partnership or association.
	(vi)	“Pre-Construction Financing” shall have the meaning given to it in the Initial

Commitment Letter.

	(vii)	“Principal Market” shall have the meaning given to it in the Initial Commitment
Letter.

	(viii)	“Project Financing” shall have the meaning given to it in the Initial Commitment
Letter.

	(ix)	“Raser Common Stock” shall have the meaning given to it in the Initial

Commitment Letter.

     (x) “Tax Equity Transaction” shall mean a transaction in which the tax attributes generated from the Project are monetized by the tax equity member(s).

     (xi) “Trading Day” means any day on which Raser Common Stock actually trades on the Principal Market.

(b)	Rules of Interpretation. With reference to this Commitment Letter:

(i) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or any Commitment Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     (ii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (iii) Paragraph headings herein are included for convenience of reference only and shall not affect the interpretation of this Commitment Letter or any Commitment Document.

(c) Severability. If any term, provision, covenant or restriction contained in this Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Raser and Merrill Lynch shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

[Signature Page Follows]

Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this Commitment Letter, together with executed copies of the other Commitment Documents, no later than the close of business (Eastern prevailing time) on the date hereof whereupon this Commitment Letter shall constitute a binding agreement among the parties hereto.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: /s/ Cesar Gueikian ___________________ Name: Cesar Gueikian Title: Director

Accepted and Agreed RASER TECHNOLOGIES, INC.

By: /s/ Brent M. Cook __________________ Name: Brent M. Cook Title: CEO Date: May 16, 2008

THERMO NO. 1 BE-01, LLC

By: /s/ Brent M. Cook __________________ Name:Brent M. Cook Title: CEO/Manager Date:May 16, 2008

Annexes

1-	Index of Defined Terms
2-	Project Transaction Overview

ANNEX 1: DEFINED TERMS

affiliate	18(a)(i)
Bankruptcy Code	11(b)
Bankruptcy Event	11(b)
Business Day	18(a)(ii)
Change in Control	18(a)(iii)
Change in Control Notice	7(d)(x)
Change in Control Termination Date	7(d)(x)
Commitment Documents	17(a)(ii)
Commitment Letter	Preamble Paragraph
Commitment Termination Notice	7(d)(x)
control	18(a)(i)
controlling person	18(a)(i)
Effective Date	Preamble Paragraph
Fee Letter	6
Financing Commitment	1(a)(ii)
First Party	9(a)
Indemnified Party	9(a)
Information	8(a)
Initial Commitment Letter	Preamble Paragraph
Material Adverse Change	4
Merrill Closing	18(a)(iv)
Merrill Lynch	Preamble Paragraph
Merrill Signatory	17(b)

Patriot Act	15
person	18(a)(iv)
Pre-Construction Financing	18(a)(vi)
Principal Market	18(a)(vii)
Proceeding	9(c)
Project	Preamble Paragraph
Project Commitment	Preamble Paragraph
Project Company	Preamble Paragraph
Project Financing	18(a)(viii)
Project Noteholder	15
Project Transaction	Preamble Paragraph
Project Transaction Documents	3(a)
Projections	8(a)
Public Purchaser	8(c)
Purchaser	8(a)
Raser	Preamble Paragraph
Raser Common Stock	18(a)(xi)
Receiving Purchaser	8(a)
Senior Secured Financing	Preamble Paragraph
Subject	11(b)
Tax Equity Transaction	18(a)(x)
Trading Day	18(a)(xi)
Transaction Overview	Preamble Paragraph

I.	PROJECT DESCRIPTION

Project	Thermo No. 1 BE-01, LLC (or other to-be-formed special purpose project company) will develop a 10 megawatt (“MW”) aggregate net nameplate capacity geothermal project located in Beaver County, Utah (the
“Project”). The Project is located on land owned by the State of Utah, which is approximately 640 acres. Preliminary site work began in 2007 and the expected COD (as defined below) is [October 31], 2008. FERC
Qualifying Facility status became effective October 13, 2007 per Notice of Self-Certification (Docket QF07-408).

The Project will consist of 50 B280 turbines manufactured by the Turbine
Supplier (as defined below) that will be installed above ground. The
Project will be connected through above ground piping and underground cabling to an adjacent substation. The substation will interconnect via a
24.9 kilovolt distribution line with the *** distribution system at the substation.

Project Cost	The total project finance cost is expected to be up to approximately $45 million.

II.	KEY PARTICIPANTS

Borrower/ Company	Thermo No. 1 BE-01, LLC (or other to-be-formed special purpose project company) (the “Company”), a Delaware limited liability company to be owned by Intermountain Renewable Power, LLC (“IRP”) and other investor(s).

The Company’s sole purpose is to own, develop, construct, operate and maintain the Project and to generate and sell electricity from the Project.

Parent of Borrower	Raser Technologies, Inc. a Delaware corporation (“Raser”)
(Indirect)

Arranger	Merrill Lynch, Pierce, Fenner & Smith and/or its affiliates (“Merrill
Lynch”)

EPC Contractor	Raser

Construction	Cummins & Barnard, Inc.
Management

Drilling Contractor	Layne Christensen, Patterson-UTI Drilling

Interconnection	*** (“Interconnection Supplier”)
Supplier

Power Purchaser	City of Anaheim (“Power Purchaser”)
Turbine Supplier	UTC Power (“United Technologies”), a United Technologies company
Facility Operator and	United Technologies under a direct contract with the Company. Raser
Maintenance	Power Systems, LLC, with a Raser back-stop guarantee, will provide a
Providers	full-wrap on O&M.
Borrower’s Engineer	Cummins & Barnard, Inc.
Geothermal Engineer	GeothermEx
Independent Engineer	RW Beck
Swap Counterparty	[TBD]
III.	PROJECT DOCUMENTS
Interconnection	IRP will enter into an Interconnection Agreement with the Interconnection
Agreement	Provider, which will be assigned to the Company.
Power Purchase	The Power Purchaser will purchase 100% of the electric output of the
Agreement	Project pursuant to a 20-year power purchase agreement with a contemplated target price of $78.00/MWh, subject to 2.0% annual escalation.
EPC Agreement	The Company will enter into a turnkey EPC Agreement with Raser ,
Raser Power Systems, LLC and Intermountain Renewable Power, LLC
satisfactory to Merrill Lynch in its sole discretion, containing the following key terms:

1.	The EPC Contractor is responsible for all aspects of design, engineering and construction.

2.	Substantial completion, as described in the EPC Agreement and at least meeting the level of completion necessary to support the Company’s obligations under the Power Purchase Agreement and a placed in service determination for federal income tax purposes (the date on which this is achieved, “COD”), which shall occur no later than [October 31], 2008 (“Guaranteed COD”). Final completion and satisfaction of punch list items (“Final Completion”) will occur thereafter as provided in the EPC

Agreement. Certain payments to United Technologies will be deferred until after COD to cover construction delays and performance test failures.

3.	The EPC Contract will be collaterally assigned as security for the Financing.

Raser Drilling Escrow and Guarantee

Turbine Warranty

UTC Services Agreement

UTC Purchase Contract

At closing of the Financing, Raser will (1) fund a drilling escrow account (outside of the Account Waterfall Provisions), in an amount sufficient to fund all of the remaining drilling and well-field development costs for the Project (which will be collaterally assigned as security for the Financing) and (2) be obligated under the EPC Contract to perform and successfully complete, in accordance with prudent industry practice and at Raser’s sole cost, all drilling required for the construction of the Project.

As Raser incurs drilling and well-field development costs, Raser will be reimbursed therefor from the drilling escrow account through requisitions submitted by the Company, which requisitions: (1) shall be approved by the Independent Engineer; and (2) shall be subject to submission of satisfactory evidence that Raser applied such amounts for the payment of drilling and well-field development costs.

United Technologies will provide a turbine warranty to expire at the earlier of 18 months after the date of delivery or 12 months from commissioning (which is contemplated to occur at substantial completion).

United Technologies will directly contract with the Company under a fixed price maintenance agreement to provide turbine maintenance and will provide a 92% uptime guarantee for 10 years after commissioning, ***.

United Technologies will (i) provide unlimited repair/replace warranties for the performance of the turbines as provided in the UTC Purchase Contract, (ii) guaranties of schedule and performance and (iii) liquidated damages through delayed invoicing of *** of total contract price:

(a) a mechanical completion payment of *** of the contract price(“Mechanical Completion Payment”) shall be invoiced by United Technologies the date upon which (i) the Project’s design, engineering, procurement, permitting, construction and permanent installation of the geothermal electricity plant that incorporates the equipment is complete, (ii) the Project is commissioned and (iii) the Project is capable of operating safely in accordance with applicable laws and prudent electric power industry, (together, “Mechanical Completion”). In the event that Mechanical Completion does not occur on or prior to Guaranteed COD, the Mechanical Completion Payment amount shall be reduced by *** (based upon a pro-rata reduction over 120 days) for each day that Mechanical Completion is not achieved by Guaranteed COD (the “Mechanical Completion Delay Penalties”); and

(b) a successful performance test payment of *** of the contract price

(“Successful Performance Test Payment”) shall be invoiced by United Technologies upon performance testing demonstrating that the Project is capable of producing net electrical output of not less than 92% of the performance benchmark of 10 MW for 360 consecutive

O&M

License and Services Agreements

Land Rights

IV. FINANCING

Financing Overview

hours (“Successful Performance Test”). In the event that the performance test demonstrates Project performance below the performance benchmark, the Successful Performance Test Payment shall be reduced according to a sliding scale to be agreed upon by the parties. If a Successful Performance Test has not been completed within 180 days following the Guaranteed COD, the entire Successful Performance Test Payment shall be forfeited by United Technologies.

Raser and Raser Power Systems, LLC shall enter into an O&M Agreement with the Company, which shall be in a form and substance acceptable to Merrill Lynch in its sole discretion.

Raser (or Raser affiliates) will manage the Company for various fees, including the following: 1. $500,000 annual managing member fee, which fee shall increase 2.5% annually

2.	$22,500/qtr. O&M fee

3.	Development fee as provided in Section VI

The managing member fee will be due and payable solely to the extent permitted to be paid under the Account Waterfall Provisions (described below) (i.e., such fee will not be due and payable if the Company is in default under the financing agreements) and subordinated to external O&M Costs, which shall include the O&M fee per #2 above, leases, insurance, taxes, other operational expenses, and shall also include debt service and reserves under the Account Waterfall Provisions (described below).

Raser Power Systems (or an affiliate) will assign one geothermal resources lease to the Company. Raser Power Systems (or an affiliate) will transfer to the Company all surface rights associated with an approximately 640 acre parcel on State of Utah land and will transfer geothermal resource rights on said parcel and the other leased parcels sufficient to construct and operate a 10 MW facility.

The assigned leases will be subject to a mortgage in the Financing.

The Company will issue floating rate, fully amortizing senior secured debt under a Credit Agreement (the “Financing”) in the principal amount of up to approximately $45 million, which will amortize to approximately $28 million at COD and fully amortize over the life of the Financing. The proceeds will be disbursed in quarterly advances. All advances will initially be placed into a construction funding account with the Account Bank. The Company will draw on construction funds pursuant to the Account Waterfall Provisions (described below) for construction expenses incurred in accordance with EPC Construction Milestones (as defined in the EPC Contract) and direct supply costs up to a fixed price. To the extent that construction is under budget, at Final Completion, Raser shall

Administrative and Collateral Agent

Administrative Lender

Account Bank

Anticipated Closing Date

Purpose

Maturity Date

Optional Prepayment

Mandatory Prepayment

be paid a bonus of the lesser of (i) $1,000,000.00 and (ii) the amount by which such costs are less than the the fixed price under the EPC Contract less a defined contingency amount, divided by two. The unissued portion of the commitment will be terminated. All Project cash flow will be subject to the Account Waterfall Provisions.

The lenders under the Financing are referred to as “Senior Secured Lenders.” The documentation of the Financing is referred to herein collectively as the “Financing Documents.”

Deutsche Bank Trust Company

Merrill Lynch

Deutsche Bank Trust Company On or about [May 30], 2008.

To finance up to 100% of the agreed Project Cost, including:

1.	Design and construction related costs relating to the Project including related site works;

2.	Reimbursement of project development costs;

3.	Start-up and testing costs;

4.	Purchase and installation of equipment;

5.	Development and advisory costs;

6.	Financing costs and fees and interest accrued during construction; and

7.	Pre-funding of certain deposits accounts.

The Financing will mature in 2025, on the seventheenth anniversary of the closing.

Non-redeemable until seven (7) years after COD. Callable thereafter with a make-whole premium calculated on the basis of a discount rate equal to the then prevailing treasury rate plus fifty (50) basis points (the “Make-whole Premium”) applied to the prepaid principal and unpaid interest thereon on the applicable payment dates in excess of the prepaid principal.

The entire outstanding amount of the Financing will be subject to mandatory repayment: (a) upon the occurrence of a casualty event

Prepayment

Interest During Construction

Interest Rate

[Interest Rate Swap]

Default Rate

Interest Payments

Principal Payments

Other Payment Provisions

Conditions Precedent to Closing and First Advance

exceeding a threshold to be negotiated, and (b) upon a change of control (upon a change of control the Make-whole Premium thereon shall be due), and (c) in connection with cash trapping events under the account waterfall in an amount and at such times to be determined. In addition, the Company will be required to prepay the amount of casualty proceeds received that are not applied toward restoration.

Interest will accrue and compound quarterly until COD.

The Interest Rate will be the Base Rate plus the Interest Margin “Base Rate” will be the prevailing three month LIBOR at Closing. “Interest Margin” will equal 5.00% percent.

The company will enter into an interest rate swap with a Swap

Counterparty reasonably acceptable to Merrill Lynch at the Closing Date

The Default Rate will be at a fixed interest rate of an additional two percent (2%) per annum.

Interest on the Financing will be calculated and accrued in arrears on a quarterly basis.

A quarterly principal repayment schedule will be attached to the Credit Agreement.

All payments of principal, interest, fees and other amounts with respect to the Financing will be paid in US Dollars. Each payment will be made for value on the day such payment is due. Interest will accrue on all amounts not paid from the due date until paid.

The conditions precedent to the Closing and the availability of the first advance shall include, without limitation

1.	Each of the Project Documents (it being understood that the LLC Agreement will be a Project Document for all purposes hereunder) will have been executed and delivered by the parties thereto, will be in full force and effect and will be free from defaults thereunder.

2.	*** The parties shall negotiate regarding the exercise of other options and the applicability of other requirements thereunder including (i) expansion of liability coverage to $37,500 maximum annual for the first two years each; (ii) stipulation of maximum repair time under a unit swap without replacement; (iii) response time obligations and escalation procedures; (iv) the schedule of fixed off- peak labor costs; and (v) turbine overhaul provisions.

3.	Merrill Lynch shall have received final financing documentation, including consents to assignment for all material Project Documents (including the Power Purchase Agreement with the Power Purchaser (or alternative power sales arrangements satisfactory to Merrill Lynch), EPC Agreement, Engineering and Construction Management Agreement with Cummins & Barnard, Drilling Agreement with Layne Christensen, United Technologies agreements, O&M Agreement with Raser and other material operations and construction subcontracts), all of which shall be in full force and effect and be satisfactory in form and in substance to Merrill Lynch in its sole discretion.

4.	The Company shall have received all applicable government approvals necessary for construction, ownership and operation of the Project, including but not limited to, environmental permits, site leases, licenses and market-based rate authority (MBRA), if required, to the extent that the Project will make sales of excess power or ancillary services to a party other than the Power Purchaser, or an alternative sale arrangement or provisions for the sale of test power that is satisfactory in form and in substance to Merrill Lynch in its sole discretion.

5.	The Company shall have delivered geothermal resource analysis issued by the Geothermal Engineer and satisfactory to Merrill Lynch in its sole discretion and shall have provided Merrill Lynch with documentation of costs associated with such wells.

6.	The Company shall have delivered a title opinion or title insurance, in form and substance satisfactory to Merrill Lynch in its sole discretion.

7.	Merrill Lynch shall be satisfied in its sole discretion with the regulatory and price risk concerning FT transmission agreements and interconnection agreements with the Interconnection Supplier.

8.	Merrill Lynch shall have completed due diligence, including corporate, legal, accounting, tax, environmental, engineering, insurance and technical due diligence with results satisfactory to Merrill Lynch in its sole discretion.

9.	The Company shall have completed an environmental review or assessment of the site in a form and with results satisfactory to Merrill Lynch in its sole discretion.

10.	The absence of material litigation, arbitration or union issues affecting the Company and related to the Project or the Financing, or any documentation executed in connection therewith.

11.	The Company shall have delivered to Merrill Lynch unaudited

financial statements or opening balances for the most recent year ended and the most recent quarter ended or opening balances as appropriate.

12.	Receipt by Merrill Lynch of the final reports of the Independent Engineer in form and with results satisfactory to Merrill Lynch in its sole discretion.

13.	Merrill Lynch will be satisfied with the form and substance of the Company’s insurance program and appropriate endorsements thereon for the Financing.

14.	Merrill Lynch shall have received (i) customary legal opinions from counsel to the Company regarding the Project (including authorization, enforceability, perfection, permitting and capitalization matters), (ii) a tax opinion from Merrill Lynch’s counsel regarding such aspects of the tax equity structure as requested by Merrill Lynch, and (iii) customary certificates (including officers’ certificates, good standing certificates, lien searches and insurance certificates), resolutions and other customary closing documentation, all of which opinions and other documentation under sub-clauses (i) through (iii) shall be in form and substance satisfactory to Merrill Lynch in its sole discretion.

15.	Merrill Lynch shall have obtained final internal approvals (including credit and tax approval).

16.	The Company shall pay out of proceeds all fees payable to Merrill Lynch and reimburse Merrill Lynch for all of its expenses (including attorneys’ fees but excluding third party financial modeling consultant) associated with the Financing.

17.	The Company shall have delivered to Merrill Lynch a construction funding schedule and a construction schedule satisfactory to Merrill Lynch in its sole discretion.

18.	The Class A Units in the Tax Equity Transaction shall have been acquired by Merrill Lynch or a partywho is reasonably acceptable to Merrill Lynch.

19.	The structure of the Tax Equity Transaction shall be acceptable to Merrill Lynch.

Conditions to	The availability of the subsequent advances shall be subject to the
Subsequent Advances	satisfaction of the conditions precedent which shall include, without limitation:

1.	Merrill Lynch shall have received certification executed by the Independent Engineer and a responsible officer of the Company,

that the Project has met the applicable milestone.

2.	Merrill Lynch shall have received certification executed by the Independent Engineer and a responsible officer of the Company, certifying that to their knowledge, COD will occur before the Guaranteed COD and that they do not expect the Project to exceed the construction budget (other than to the extent any cost overruns are paid by the EPC Contractor or equipment vendor and other than in respect of agreed change orders). If the Company expects to require construction funding in excess of the construction budget by an amount to be determined and agreed, the Agent shall be satisfied with the budget, in its sole discretion, before making any subsequent advances.

3.	All applicable government approvals necessary for construction, ownership and operation of the Project (to the extent required at the time), environmental permits, site leases, and licenses shall be in full force and effect.

4.	The absence of material litigation, arbitration or union issues affecting the Company and related to the Project or the Financing, or any documentation executed in connection therewith.

Conditions to All	The availability of each advance shall be subject to satisfaction of the
Advances	conditions precedent which shall include, without limitation the following:

1.	Merrill Lynch shall have received certificates of the appropriate governmental agencies with respect to the existence, qualification and good standing of the Company.

2.	The representations and warranties of the Company set forth in the Financing Documents shall be true and correct in all material respects on and as of each Closing Date.

3.	On the Closing Date (a) Merrill Lynch’s receipt of the notes evidencing the Financing at the Closing shall (i) be permitted by the laws and regulations of each jurisdiction to which Merrill Lynch is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) in effect on the date hereof and (iii) not subject Merrill Lynch to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof, and (b) no litigation by or against Raser or the Company shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the

Conditions Precedent to Drawing

Priority

Secured Collateral

purchase or repayment of any Financing or the consummation of the transactions contemplated by any Financing Document.

4.	The Company shall have received all required government approvals by or prior to the Closing Date, if any.

5.	The Company shall submit advance requests to the Agent prior to the desired funding date. See Account Waterfall Provisions attached hereto.

6.	At the time of and immediately after giving effect to the funding of the advance, no default (see “Event of Default” section below) shall have occurred and be continuing.

7.	At the time of and immediately after giving effect to the funding of the advance, no event, development or circumstance shall have occurred or shall then exist that has resulted in, or could reasonably be expected to have, a material adverse effect on the assets, business, condition (financial or otherwise), operations, performance or prospects of Raser, the Company or the Project.

8.	All corporate and other proceedings in connection with the transactions contemplated by the Financing Documents and all documents and instruments incident to all such transactions shall be satisfactory to Merrill Lynch and Merrill Lynch’s legal counsel.

9.	Raser shall be in compliance with the Commitment Letter between Merrill Lynch, Raser and Truckee Geothermal No. 1 SV-01 LLC, dated January 16, 2008.

See paragraph below entitled “Account Waterfall Provisions”.

The Financing will be senior obligations, and will rank senior to all of the Company’s existing and future indebtedness.

The Financing will be secured by a first priority lien on all of the Company’s present and after acquired tangible and intangible assets, including, without limitation:

1.	All inventory, accounts, equipment, chattel paper, patents, trademarks, copyrights and other intellectual property rights, contractual rights, licenses, documents, and insurances;

2.	All contracts, leases and subleases;

3.	All real property rights of the Company (leasehold mortgages will be required); and

Covenants

Representations and Warranties

Events of Default

Assignment

Required Lenders/ Lender Approval

4.	All project revenues, monies, securities and proceeds of any of the other collateral.

Raser’s interest in all major construction and operations subcontracts must be assigned as security for the Financing.

In addition, Raser’s equity interest in the Company will be pledged as security for the Financing.

Customary affirmative and negative covenants of the Company, including, without limitation, and subject to thresholds (where appropriate) to be negotiated (i) restrictions on debt incurrence and liens; (ii) restrictions on additional material agreements and amendments and waivers to material agreements; (iii) restrictions on asset sales and transfers; (iv) restrictions on transactions with affiliates (except as contemplated herein); (v) restrictions on mergers and consolidations; (vi) minimum insurance requirements, use of insurance and condemnation proceeds; (vii) maintenance of properties; (vii) compliance with applicable laws; (ix) compliance with obligations under material Project Documents; (x) maintenance of the status of each project as a qualifying facility (within the meaning of the Public Utility Regulatory Policies Act of 1978); (xi) payment of taxes and maintenance of books and records; (xii) approvals over, and performance required in accordance with, the construction and annual O&M budget (as applicable); (xiii) minimum debt service coverage; (xv) minimum project availability; (xvi) COD of the Project having occurred before the Guaranteed COD; (xvii) timely delivery of financial statements; and (xvii) restricted payments.

Customary representations and warranties for transactions of this type.

Customary events of default for transactions of this type, including, without limitation, defaults for non-payment, non-performance, covenant breaches, misrepresentations, judgments, bankruptcy and insolvency, revocation/termination/withdrawal of any governmental approvals required for the operations of the Project, any Financing Document or lien granted ceases to be in full force and effect, cross-default to material agreements, a loss of QF status; uninsured losses, judgments, cross-defaults to other material indebtedness and other material contracts or ERISA events, in each case exceeding thresholds to be negotiated; cessation of construction for a period to be negotiated; customary step-in rights and other agreements are to be negotiated.

Lenders under the Financing will have a broad ability to assign the commitments, loans and exposure.

“Required Lenders” shall be lenders holding 51% of the principal amount of the Financing commitment.

V.	ACCOUNT WATERFALL PROVISIONS

Account Waterfall	The Financing will have an account waterfall structure that is consistent
Provisions	with transactions of this nature. Such waterfall will include construction, loss proceeds, revenue, O&M, maintenance reserve, debt service, debt service reserve, and suspension accounts (but there will not be a construction reserve account). Construction costs will be reimbursed through monthly requisitions submitted by the Company to the Agent, which requisitions: (1) shall be consistent with the construction budget and schedule; (2) shall be approved by the Independent Engineer; and (3)
shall contain supporting detail and documentation and evidence of mechanics’ lien releases. The parties will discuss allowing disbursements in respect of construction costs more frequently than monthly and up front payment of certain scheduled external costs. Up to $[·] million of the commitment under the Financing will be available to pay the costs of change orders under the EPC Contract, to the extent approved by the
Independent Engineer and the Required Lenders (“Approved Change
Order Costs”).

After COD has been appropriately certified by the Independent Engineer, the Senior Secured Lenders will fund the debt service and maintenance reserve accounts in an amount equal to the Reserve Target, less the
Approved Change Order Costs. Until such time as: (i) the aggregate balance on deposit in the debt service reserve and maintenance reserve accounts (the “Aggregate Balance”) equals the Reserve Target; and (ii)
the balance on deposits in the debt service reserve account equals or exceeds the maximum historic and projected debt service payments over a prospective six (6) month period (the “Minimum Debt Service Reserve”), there shall be a “COD Cash Trap Period” in effect. During the COD Cash
Trap Period (and so long as no event of default or Ordinary Cash Trap
Period (as defined below) is in effect), the percentage of Project revenues remaining after payment of O&M costs and debt service shall be funded into the debt service reserve account [[until the debt service reserve account’s balance equals the greater of fifty percent (50%) of the Reserve
Target and the Minimum Debt Service Reserve, and then into
maintenance reserve account until the Aggregate Balance equals the
Reserve Target,] as follows: (1) twenty percent (20%) while the
Aggregate Balance is greater than 80% of the then-applicable Reserve
Target but less than 100% of the then-applicable Reserve Target; (2) sixty percent (60%) while the Aggregate Balance is greater than 60% of the then-applicable Reserve Target but less than or equal to 80% of the then-
applicable Reserve Target; and (3) one-hundred percent (100%) while the
Aggregate Balance is less than or equal to 60% of the then-applicable
Reserve Target.]

For purposes hereof, the “Reserve Target” initially means $6 million but shall be reduced as agreed upon by the parties. The Minimum Debt
Service Reserve may be replaced with an LC satisfactory to the Required
Lenders (it being understood that if an Ordinary Cash Trap Period is then in effect or an Event of Default is outstanding, the Reserve Target shall equal the sum of the Reserve Target, as defined herein, and the amount of cash available to be trapped).

The Reserve Target shall be reduced as described in the above paragraph upon satisfaction of specific conditions, which shall include: (I) the absence of any Ordinary Cash Trap Period, (II) COD having occurred before the Guaranteed COD, (III) the absence of any defaults, payment of all Project O&M costs and funding of all reserve accounts, and (IV) Final
Completion having occurred.

If certain historic and projected debt service coverage ratio levels (each measured quarterly on a rolling twelve month basis) and historical project capacity factor (i.e., availability) (measured quarterly on a rolling three and twelve month basis) levels are not met, the waterfall will limit distributions and require cash to be trapped until the debt service coverage ratios and availability factors have been restored to specified levels for a period of time to be determined (such period of time to be determined, an
“Ordinary Cash Trap Period”). The definitive documentation shall specify how cash trapped during an Ordinary Cash Trap Period shall be applied.

Unused loss proceeds (other than business interruption insurance) will be required to be applied to pay down the Financing. The waterfall also will give the Agent and Required Lenders control over all accounts during any defaults.

Distributions will be allowed only on a quarterly basis, commencing no earlier than one full quarter of performance after COD has been completed and only if specific conditions are met, including no defaults, payment of all Project O&M costs and funding of all reserve accounts (subject to the limitation on reserve funding described in the second paragraph of this
Section entitled “Account Waterfall Provisions”) and payment of all cash trap amounts to be required to be made during COD Cash Trap Periods or
Ordinary Cash Trap Periods (including the making of any required prepayments of the Financing in respect thereof). License and other fees payable to Raser under Project contracts (other than Raser's O&M fee which will be paid on the same level as external O&M costs) must be paid after funding of all external O&M costs, payment of debt service and funding of all reserve accounts, and as per the Account Waterfall
Provisions.

Debt Service Coverage	Target debt service coverage ratio is to be determined by the parties
Ratios	consistent with the pro forma cash flow projections delivered to Merrill
Lynch at closing.

Minimum Debt Service Coverage Ratio is to be determined by the parties consistent with the pro forma cash flow projections delivered to Merrill
Lynch at closing.

VI. TAX EQUITY STRUCTURE OF THE COMPANY POST-CLOSING Equity Structure

The Limited Liability Company Agreement of the Company (Each Project Company will be structured, and have terms, similar to the Company as described herein) will be amended and restated (the “LLC Agreement”) to provide for two classes of membership interests:

· Class A Membership Interests (the “Class A Units”); and

· Class B Membership Interests (the “Class B Units”).

Currently, the sole member of the Company is WRP. The Company proposes to raise debt capital by Merrill Lynch’s provision of the Senior
Secured Financing in the amount of approximately $28 million. The
Company also proposes to raise equity capital by the admission of a tax equity partner (the “Tax Equity Partner”) as members of the Company in exchange for total equity contributions of approximately $26 million.
Upon admission, the equity investors will become the Class A Members
(the “Class A Members”) and WRP will become the sole Class B Member
(the “Class B Member”). Collectively, the Class B Member and the Class
A Members are referred to herein as “Members”, and individually as
“Member”. The closing of the admission of Tax Equity Partner as a member in the Company will occur when the commercial operation date is achieved and other conditions are satisfied (the “equity closing”). The parties will cooperate with one another in structuring the transaction so that the admission of Tax Equity Partner is characterized for tax purposes in a manner that meets the mutual objectives of the parties of maximizing applicable tax benefits.

Management	The Members will appoint the Class B Member as the managing member of the Company (the “Managing Member”). The Managing Member will be solely responsible for the management of the Project and the Company subject to certain approval rights of the Class A Members as described below, including the operation and maintenance of the Project. The
Managing Member will appoint officers of the Company.

Cash Distributions	The amount of cash available for distribution to the Members, in accordance with the Account Waterfall Provisions, will be distributed quarterly as follows:

First, to the Managing Member as payment of the Management Fee
(described below);

Second, until the date that the Class A Members reach the Target Return
(an after-tax IRR of 15%) (the “Flip Date”), 99% to the Class A Members
and 1% to the Class B Member; and

On and after the Flip Date, 5% to the Class A Members and 95% to the

Class B Member.

In the event that the Flip Date occurs prior to the end of the tax credit date for the facility, the Class A Members shall have an option to purchase additional membership interests up to 99% from the Class B Member for a price to be determined based upon a to be agreed formula.

Allocations	Subject to the special allocations required by section 704(b) of the Code and the regulations provided thereunder, profits, losses, deductions and tax credits will be allocated to the Members annually as follows:

First, until the Flip Date, 99% to the Class A Members and 1% to the
Class B Member; and

On and after the Flip Date, 5% to the Class A Members and 95% to the
Class B Member.

Fees	The Managing Member will be paid an annual non-cumulative
management fee of $500,000 increasing 2.50% per year (the
“Management Fee”). The Management Fee may be divided between a management fee and an O&M fee as may be appropriate. The
Management Fee will provide for a bonus based upon production exceeding certain specified amounts. The foregoing is subject to Tax
Equity Partner’s analysis of management and O&M functions and arm’s length analysis.

The Managing Member will be paid a development fee of approximately
$12,600,000 (the “Development Fee”) based upon its services in developing the project, including acquiring the geothermal leases, power sales agreement, equipment contracts, and other valuable services resulting in a completed project. The Development Fee will be funded at equity closing, held in escrow and subordinate to the debt. The escrow fund will be deposited with and held and disbursed by an affiliate of Tax
Equity Partner reasonably acceptable to the parties and will bear interest at
Overnight LIBOR. The Development fee will be paid as agreed to by the parties and will be subject to Raser affiliates and the Managing Member having satisfied all requirements of any related agreements to which they are party.

Purchase Option	For a period of 60 days following the earlier to occur of the Flip Date or
10 years from the equity closing, the Class B Member or the Company will have the option to purchase the Class A Units for the greater of (i) the fair market value of the Class A Units determined at such time (based upon the post-Flip interest only, plus any make-whole necessary to cause the return to the Class A Members to reach the Target Return if the Flip has not yet occurred) or (ii) an amount necessary to cause the Class A
Members to reach the Target Return plus 50 basis points, or such other amount mutually agreed by the parties.

Capital Accounts

Capital Contributions

Tax Matters

Restrictions on Transfers

Parent Guaranty and Security Interest for Class A Payment Obligations

Class A Members’ Approval Rights

A separate capital account will be maintained for each Member. Each Member’s capital account will be maintained in accordance with the rules provided under section 704(b) of the Code and the regulations provided thereunder.

At the equity closing, the Class A Members will contribute a total of approximately $26 million to the capital of the Company. At the equity closing, the Class B Member will have a capital account equal to the fair market value of the portion of the assets deemed contributed by it to the Company.

The Company will report all items of income, deduction and credit earned. The Company will use a calendar tax year and the accrual method of accounting.

The Class B Member will be the “tax matters partner” for purposes of dealing with the tax authorities and will be responsible for preparing all tax returns and other filings for the Company. The Class A Members shall approve any tax returns filed by the Company for any tax year prior to the Flip Date. The tax matters partner will keep the other Members promptly informed about any communications with the tax authorities in connection with any Company-level audit, provided, however, the Class A Members will control any audit by any taxing authority relating to any tax year prior to the Flip Date. In connection therewith, the Class A Members will consult with the Class B Member about strategy and give them the opportunity to attend any meetings with the tax authorities in such audits, but will ultimately control the selection of counsel to assist in the audits and the approach taken with the tax authorities. Counsel fees will be reimbursed by the Company. Restrictions, if any, on the Class A Member’s ability to file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company item of income, gain, loss, deduction or credit for any taxable year to be mutually agreed upon between the Class A Members and Class B Member.

No Class A Member may sell, transfer, or assign any of its Class A Units to a person or entity that is a competitor of Raser. Such restrictions shall also apply to any merger or change of control of any Class A Member, but shall not apply to the merger or change of control of any person or entity that is the direct or indirect owner of a Class A Member.

The parties will establish a mutually acceptable creditworthiness requirement applicable to the Class A Members.

The Managing Member will run the day-to-day business. The prior written approval of the Class A Members will be obtained for certain actions to be agreed upon, including, without limitation, the following (as the following may be amended):

(a) Determination of the annual budget for the Project each year and reserves included in such budget for maintenance items and extraordinary expenditures, and approval for the Company to expend amounts for matters not included in an approved budget, if and as they arise.

(b) Any tax election, provided that the Class B Member will make the elections under sections 195(b) and 709(b) of the Code to fully amortize as quickly as possible.

(c) Any start-up expenditures and organizational costs, provided that the Class B Member will make the elections under section 754 of the Code and such other elections are consistent with the tax assumptions.

(d) The engagement of the Company in any business or activity other than the Project.

(e) The sale, lease, transfer, assignment or distribution of all or substantially all of the assets of the Project (except cash distributions expressly permitted by the LLC Agreement).

(f) Incurrence of indebtedness for borrowed money in excess of $2,500,000 for the Company.

(g) Issuance or redemptions by the Company of any membership interests or other equity interest of any kind (except as expressly permitted by the terms of the LLC Agreement in connection with the failure by any Member to meet a capital call).

(h) Approval of transactions (other than transactions contemplated by any of the Financing Documents) between the Company and any Member thereof or any affiliates thereof.

(i) Settling claims, litigation or arbitration if, as a result, the Company would be obligated to pay more than $100,000.

(j) Providing consents, approvals or waivers that allow spending more than $50,000 in any fiscal year under an O&M agreement for any expenses associated with the Project that are not in an approved budget.

(k) Entering into any contract that would require payments by the Company of more than $150,000 in any fiscal year for any expenses associated with the Project that are not in an approved budget.

(l) Guaranteeing in the name or on behalf of the Company the payment of money or the performance of any contract or other obligation of any person in excess of $250,000.

(m) Amendment or termination of the certificate of formation of the Company or any Project or Financing Document if the amendment or

Financial Reports

Liquidation

Further Cooperation

Member Execution and Indemnification

Confidentiality

termination would have a material adverse effect on the Class A Members.

No later than a date to be agreed upon, the Managing Member will deliver to each Member unaudited financial statements of the Company for such quarter and a summary of the kilowatt hours produced and sold by the Company to unrelated persons and any other person during such quarter.

No later than a date to be agreed upon, the Managing Member will deliver to each Member financial statements of the Company for such calendar year, audited by a nationally recognized independent accounting firm or Hein & Associates, if approved by Tax Equity Partner, and a summary of the kilowatt hours produced and sold by the Company to unrelated persons and any other person during each quarter of such year. Such other reports to be provided as may be agreed upon.

The Company will liquidate upon (a) the disposition of all or substantially all of the assets of the Company, (b) the unanimous agreement of the Members, (c) any other mandatory liquidation event required by the Delaware Limited Liability Company Act. Final liquidation proceeds will be distributed in accordance with the Member’s respective positive capital accounts after taking into account all capital account adjustments for all periods. No Member will have any obligations to restore a negative capital account balance. The capital accounts will be adjusted before any liquidating distribution to reflect the allocation of gain or loss inherent in the assets.

Each Member will be required to promptly execute all certificates and other instruments as will be necessary to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited liability company under the laws of the State of Delaware.

Each Member, the Managing Member and its affiliates will be exculpated from liability for and defended, indemnified and held harmless by the Company from all losses and claims arising out of the performance by such Member or Managing Member of its obligations under the LLC Agreement so long as such Member or Managing Member acted in good faith and in a manner reasonably believed by it to be in the best interest of or not opposed to the interest of the Company, and the Member’s or Managing Member’s actions did not constitute gross negligence, willful misconduct or fraud. This section to be discussed and subject to revision.

The Company and the Members agree to a mutually acceptable confidentiality agreement.

VII. MISCELLANEOUS

Governing Law	The Financing and Project Documents will be governed by New York law, except that the LLC Agreement will be governed by Delaware law, the Geothermal Lease and Geothermal Sublease will be governed by Utah law, the Power Purchase Agreement will be governed by California or other applicable law.

Agent Fees	The Company will be required to pay all fees and expenses in respect of the services of all Agents under the Financing.